Exhibit 10.40

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, (the “Purchase Agreement”) dated as of August 15, 2012 (the “Effective Date”), is between Regulus Therapeutics Inc., a Delaware corporation (the “Company”), and Biogen Idec MA Inc., a Massachusetts corporation (the “Purchaser”).

RECITALS

A. The Company has requested that the Purchaser purchase a convertible promissory note in the form attached hereto as Exhibit A (the “Note”) for a purchase price of $5,000,000 on the terms and conditions set forth herein.

B. The Purchaser has agreed to purchase the Note on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Purchase Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS

1.01 Defined Terms.

As used in this Purchase Agreement and to the extent not otherwise defined herein, the following terms shall have the following meanings:

“Affiliate”: with respect to the Purchaser, another entity that controls, is controlled by, or is under common control with the Purchaser, for so long as such control exists. For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the equity securities of an entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).

“Material Adverse Effect”: a material adverse effect on the business, operations, property or financial condition of the Company.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Purchase Agreement”: this Note Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Purchase Documents”: this Purchase Agreement and the Note.

“Senior Indebtedness”: all obligations of the Company to the extent that such obligations are secured by any assets of the Company.

ARTICLE II PURCHASE OF CONVERTIBLE NOTE

2.01 Purchase and Sale of the Note by the Purchaser. Subject to and upon the terms and conditions set forth in this Purchase Agreement and in reliance on the representations and warranties set forth herein, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, at the Closing referred to in Section 2.02 below, a Note made by the Company in favor of such Purchaser in the principal amount of $5,000,000.00.

2.02 The Closing. The sale and purchase of the Note under this Purchase Agreement shall be made pursuant to a closing at which the Company will deliver to Purchaser the Note against payment of the purchase price therefor (the “Closing” and the date thereof, the “Closing Date”). The parties agree that the delivery of this Purchase Agreement and any other documents at the Closing may be completed by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

2.03 Ranking. Notwithstanding anything to the contrary herein, the indebtedness evidenced by the Note shall be senior in right of payment to all of the Company’s other indebtedness.

2.04 Use of Proceeds. The proceeds of the Note shall be used by the Company for working capital and general corporate purposes.

2.05 Tax Reporting. The Company and the Purchaser, having adverse interests and as a result of arms-length bargaining, agree that (i) neither the Purchaser nor any of its Affiliates or their respective officers, directors, representatives, partners, members or employees has rendered or has agreed to render any services to the Company in connection with this Agreement or the issuance of the Note; and (ii) for the purposes and within the meaning of Section 1273(c)(2) of the Code the issue price of the Note to be sold at the Closing is the aggregate face value of the Note.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Purchasers as of the date hereof and as of the Closing.

3.01 Incorporation, Good Standing and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as proposed to be conducted. The Company is qualified as a foreign corporation and in good standing in the State of California. The conduct of the Company’s business and the ownership or lease of its property do not require it to become qualified as a foreign corporation in any other jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

3.02 Corporate Power and Authority; Authorization; Enforceability. All corporate action on the part of the Company necessary for the authorization of this Purchase Agreement, the Note and the performance of all obligations of the Company hereunder and thereunder at the Closing has been taken or will be taken prior to the Closing. This Purchase Agreement has been, and the Note will be, when executed and delivered at the First Closing, duly executed and delivered by the Company. This Purchase Agreement constitutes, and the Note when executed and delivered at the Closing, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

3.03 No Conflict. Neither the authorization, execution, delivery and performance of this Purchase Agreement, the consummation of the transactions contemplated hereby, or the sale, issuance and delivery of the Note, or any of the shares of capital stock of the Company which may be issued pursuant to the terms of the Note will conflict with or result in a breach of or default under (or with due notice or lapse of time or both would result in a default under) the Company’s Certificate of Incorporation or by-laws, as amended or any statute, law, rule, regulation, judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority.

3.04 Capitalization. The authorized Capital Stock of the Company (immediately prior to the Closing) consists of 38,600,000 shares of Common Stock, par value $0.001 per share, 742,510 of which shares are issued and outstanding, and 27,500,000 shares of preferred stock, 25,000,000 of which are designated as Series A Preferred Stock, par value $0.001 per share, 24,900,000 of which shares are issued and outstanding, and 2,500,000 of which are designated as Series B Preferred Stock, par value $0.001 per share, 2,499,999 of which shares are issued and outstanding. All of the issued and outstanding shares of the Company’s Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with applicable Federal and state securities laws. The Company has reserved (i) a total of 9,111,021 shares of its Common Stock for issuance pursuant to the Company’s 2009 Equity Incentive Plan. The fully diluted as-converted outstanding capitalization of the Company prior to the Closing is set forth in Schedule 3.04.

3.05 Financial Statements. The audited financial statements of the Company as of December 31, 2011 and the unaudited financial statements of the Company as of March 31, 2012 and June 30, 2012 (the “Financial Statements”), copies of which have been provided to the Purchaser, are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied, present fairly the financial position and results of operations of the Company at the dates and for the periods to which they relate, subject to, in the case of unaudited Financial Statements, normal period end adjustments (which are not expected to be material either individually or in the aggregate), show all material liabilities, absolute or contingent, of the Company and have been prepared in accordance with the books and records of the Company. The Company has no Senior Indebtedness outstanding. The Company’s other outstanding indebtedness amounts to $10,000,000 in principal, which matures no earlier than February 25, 2013. The Company’s current monthly operating expenses do not exceed $2,000,000 and the Company’s projected monthly operating expenses for the balance of 2012 and through the Anniversary Date of the Note do not exceed $2,000,000 per month.

3.06 Absence of Undisclosed Liabilities. Except as disclosed in the Financial Statements, or for liabilities incurred in the ordinary course and in the aggregate not exceeding $25,000, (a) the Company has no liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or disclosed on the Financial Statements, (b) all liability reserves, if any, established by the Company were adequate in all respects and were established by the Company in accordance with GAAP consistently applied, and (c) there are no loss contingencies (as such term is used in “Statement of Financial Accounting Standards No. 5” issued by the Financial Accounting Standards Board in March 1975) which were not adequately disclosed and provided for in the Financial Statements as required by said Statement No. 5.

3.07 Absence of Certain Changes. Except as disclosed in Schedule 3.07, since June 30, 2012, there has not been:

(a) any occurrence having a consequence that is materially adverse as to the business, properties or financial condition of the Company;

(b) any amendment to the Certificate of Incorporation of the Company;

(c) any funds borrowed or any obligations or liabilities (absolute or contingent) incurred by the Company, except as incurred in the ordinary course of business consistent with past practices, or any endorsement, assumption or guaranty of payment or collection of any obligation of any other person or entity;

(d) any discharge or satisfaction by the Company of any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than current liabilities reflected in the Financial Statements;

(e) any agreement or arrangement entered into by the Company granting preferential rights to purchase or license any of the assets, properties or rights of the Company (including management or control thereof), or requiring the consent of any party to a transfer, assignment or licensing of such assets, properties or rights (or change in the management or control thereof), or providing for the merger or consolidation of the Company with or into another corporation, association or entity;

(f) any amendment or termination of any material contract, agreement or license to which the Company is a party;

(g) any transactions entered into by the Company other than in the ordinary course of business consistent with past practices;

(h) any waiver of any valuable right of the Company, or, except in the ordinary course of business consistent with past practices, the cancellation of any debt or claim held by the Company;

(i) any direct or indirect redemption or acquisition of any shares of the capital stock of the Company, or any agreement or commitment therefor;

(j) any loan by the Company to, or any loan to the Company from, any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, except advances in the ordinary course of business for reasonable travel and entertainment expenses in customary amounts;

(k) any change in the accounting methods or practices followed by the Company; or

(l) any agreement entered into to do any of the foregoing described in clauses (a) through (k) above.

3.08 No Broker. The Company has no contract, arrangement or understanding with any broker, finder, agent, financial advisor or other intermediary with respect to the transactions contemplated by this Purchase Agreement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.01 Authorization. The execution, delivery and performance by Purchaser of this Purchase Agreement and the other Purchase Documents have been duly authorized by all requisite corporate, partnership or other action on the part of Purchaser. This Purchase Agreement and the other Purchase Documents to which Purchaser is a party have been duly executed and delivered on behalf of Purchaser by a duly authorized representative of Purchaser and constitute the valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and by general equitable principles.

4.02 Information. Purchaser has been furnished with or has had access to all information it has requested from the Company and has had an opportunity to review the books and records of the Company and to discuss with management of the Company its business and financial affairs and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held development-stage companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish, or derogate from the representations and warranties made by the Company hereunder or the right of Purchaser to rely thereon.

4.03 Accredited Investor. Purchaser is an “accredited investor” within the meaning set forth in Rule 501 under the Securities Act, is capable of evaluating the merits and risks of the transactions contemplated hereunder and is able to bear the economic risks of its investment in the Notes.

ARTICLE V CONDITIONS

5.01 Conditions to Purchaser’s Obligations at the Closing. Purchaser’s obligations under Article II of this Purchase Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Article III hereof shall be true and correct in all material respects as of the Closing;

(b) Legal Investment. On the Closing Date, the sale and issuance of the Notes shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject;

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Purchase Agreement; and

(d) Delivery of the Note. The Company shall have delivered the appropriate Note to Purchaser.

5.02 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Note is subject to the satisfaction, at or prior to each Closing Date, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Article IV made by Purchaser shall be true and correct as of the Closing Date;

(b) Legal Investment. On the Closing Date, the sale and issuance of the Note shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject;

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Purchase Agreement; and

(d) Purchase Price Delivery. The Company shall have received from Purchaser in immediately available funds the principal amount of the Note.

ARTICLE VI AFFIRMATIVE COVENANTS OF THE COMPANY

For so long as the Note is outstanding, the Company agrees to the following:

6.01 Payment of Notes. The Company will punctually pay or cause to be paid the principal of and interest on the Note at the times and places and in the manner specified in the Note.

6.02 Reservation of Shares of Capital Stock. The Company agrees to take any and all action as is necessary or desirable to authorize, reserve and issue the shares of the Company’s capital stock issuable upon conversion of the Note promptly upon a determination of the terms of such securities.

6.03 Further Assurances. The Company shall execute any and all further documents, and take all further action which any Purchaser may reasonably request in order to effectuate the transactions contemplated by the Purchase Documents. The Company shall provide the Purchaser with copies of all unaudited and audited financial statements of the Company that are prepared during the term of the Note.

ARTICLE VII AFFIRMATIVE COVENANT OF THE PURCHASER

7.01 Market Stand-Off Agreement. The Purchaser hereby agrees that the Purchaser will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by the Purchaser during the 365-day period (or, if less than 365 days, the shortest period of time for which any officer, director, or holder of one percent or more of the equity securities of the Company on a fully-diluted and as-converted basis has made a similar agreement) following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, pertaining to the initial public offering of the Company’s Common Stock; provided, that all officers, directors of the Company and all stockholders of the Company holding in the aggregate at least one percent of the Company’s equity securities on a fully-diluted basis are bound by and have entered into similar agreements. The Purchaser further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.

ARTICLE VIII MISCELLANEOUS

8.01 Amendments and Waivers. This Purchase Agreement and the Note may be amended, and any term or provision of this Purchase Agreement and the Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the Company and the Purchaser.

8.02 No Stockholder Rights. Nothing contained in this Purchase Agreement or the Note shall be construed as conferring upon Purchaser the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company and (ii) no dividends shall be payable or accrued in respect of the Note or the Shares obtainable thereunder, in both cases of (i) and (ii) until, and only to the extent that, the Note shall have been duly converted into and/or exercised for Shares.

8.03 Successors and Assigns. This Purchase Agreement may not be assigned, conveyed or transferred without the prior written consent of the Company; provided, however, Purchaser may transfer this Purchase Agreement to an Affiliate without the prior written consent of the Company. Subject to the foregoing, the rights and obligations of the Company and

Purchaser under this Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. The terms and provisions of this Purchase Agreement are for the sole benefit of the parties hereto and their respective permitted successors and assigns, and are not intended to confer any third-party benefit on any other person.

8.04 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of telecopy notice, when received, or, in the case of a nationally recognized courier service, one business day after delivery to such courier service, addressed as follows in the case of the Company and the Purchasers or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

Company:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, California 92121 Attn: Chief Executive Officer

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, California 92121 Attn: Thomas A. Coll, Esq.

Purchaser:

Biogen Idec MA Inc.

14 Cambridge Center

Cambridge, Massachusetts 02142

Attn: Chief Financial Officer

With a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: Marc Rubenstein, Esq.

8.05 Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.06 Payment of Fees, Expenses. Each of the parties hereto shall bear its own costs and expenses in connection with the transactions contemplated hereunder.

8.07 Counterparts. This Purchase Agreement may be executed by one or more of the parties to this Purchase Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.08 Severability. Any provision of this Purchase Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.09 Integration. This Purchase Agreement and the other Purchase Documents represent the agreement of the Company and the Purchaser with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Purchaser relative to the subject matter hereof not expressly set forth or referred to herein or in the other Purchase Documents.

8.10 Governing Law. This Purchase Agreement shall be construed and enforced in accordance with and governed by the State of Delaware, without giving effect to the conflicts of law principles thereof.

8.11 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Purchase Agreement shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware. By execution and delivery of this Purchase Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8.04 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Regulus Therapeutics Inc.

By:	/s/ Kleanthis G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos, Ph.D. Title: President and CEO

Biogen Idec MA Inc.

By:	/s/ Paul J. Clancy
Name: Paul J. Clancy Title: EVP, CFO

EXHIBIT A

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

$5,000,000	August 15, 2012 No. 4

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware company (the “Maker”), promises to pay to Biogen Idec MA Inc. or its assigns (the “Holder”) the principal sum of $5,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Prime Rate (as defined below) until paid in full. Unless earlier converted in accordance with the terms hereof, all principal and accrued interest shall be due and payable on the earlier to occur of (i) February 15, 2013 (the “Anniversary Date”) or (ii) the occurrence of a Change in Control (as defined below) (together with the Anniversary Date, the “Maturity Date”).

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue, but not compound, daily. All payments by the Maker under this Note shall be in immediately available funds.

1. Definitions. For purposes of this Note:

(a) “Change in Control” shall mean (i) any merger or consolidation to which the Maker is a party (except any merger or consolidation in which the holders of voting securities of the Maker immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation and in approximately the same relative proportions as they held voting securities of the Maker, at least 51 % of the voting power of the securities of (A) the surviving or resulting corporation, or (B) the parent corporation of the surviving or resulting corporation if the surviving or resulting corporation is a wholly-owned subsidiary of such parent corporation immediately following such merger or consolidation), or (ii) any sale, transfer, assignment, or other disposition, whether by operation of law or otherwise, of the outstanding voting stock or other securities of the Maker, which results in any single third party (or group of third parties acting in concert) owning directly or indirectly a majority of voting stock or other securities then outstanding of the Maker, or (iii) the sale of all or substantially all of the assets of the Maker. Notwithstanding the foregoing, a Qualified Financing will not be considered a Change in Control.

(b) “Collaboration Agreement” shall mean the Collaboration and License Agreement by and between the Maker and Holder dated as of the date hereof.

(c) “Qualified Financing” shall mean (i) the closing of the first financing of the Maker after the date hereof through the issuance of convertible preferred stock by the Maker to accredited investors (within the meaning set forth in Rule 501 under the Securities Act of 1933, as amended) in a single transaction or series of related transactions, with immediately available new gross proceeds to the Maker of at least $10,000,000 (excluding any amount of this Note or other indebtedness of the Maker that convert into equity as part of such financing) (a “Qualified Private Financing”); (ii) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Maker, with immediately available gross proceeds to the Maker of at least $50,000,000; or (iii) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to which all of the Maker’s outstanding convertible preferred stock convert to Common Stock of the Maker. Maker shall provide no less than ten business days advance written notice of the closing of a Qualified Private Financing to the Holder (the “Financing Notice”) and shall also provide such reasonable information as requested by the Holder in order to allow Holder to determine whether to make the Conversion Election (as defined below).

(d) “Prime Rate” shall mean for any calendar quarter the prime rate of interest as of the first day of each such calendar quarter as published from time to time by The Wall Street Journal, National Edition.

2. Conversion Upon Qualified Financing. Effective upon a Qualified Financing, all of the outstanding principal and accrued interest under this Note (the “Outstanding Amount”) will, either automatically in the case of a Qualified Financing that is not a Qualified Private Financing, or upon the written election of the Holder provided to the Maker no later than five business days following delivery of the Financing Notice (the “Conversion Election”) in the case of a Qualified Private Financing, be converted into shares of the same class and series of capital stock of the Maker issued to other investors on the same basis as the investment by such investors in the Qualified Financing, including all contractual rights, if any, provided to all other investors in the Qualified Financing (the “Qualified Financing Securities”) and at a conversion price equal to the lowest price per share of Qualified Financing Securities paid by any other investor in the Qualified Financing (the “Qualified Financing Price”), with any resulting fraction of a share rounded down to the nearest whole share. Notwithstanding the foregoing, if the conversion of this Note pursuant to this Section 2 would otherwise result in the Holder, together with its affiliates, owning more than 5% of the outstanding capital stock of the Maker, calculated on an as-converted fully-diluted basis (but not including as outstanding shares of capital stock issuable upon exercise or conversion of all outstanding stock options, warrants or other convertible securities of the Maker), immediately following the conversion of the Note (the “5% Threshold”), the Outstanding Amount shall be converted either pursuant to the first sentence of this Section 2 or, at the Holder’s option, into (i) that number of shares of Qualified Financing Securities that would result in the Maker reaching, but not exceeding, the 5% Threshold (the “5% Shares”), and (ii) an amount in cash equal to the difference between (A) the product of (1) the number of 5% Shares issued upon conversion, multiplied by (2) the Qualified Financing Price and (B) the Outstanding Amount. The Maker shall notify the Holder in writing of the anticipated occurrence of a Qualified Financing at least 10 days prior to the closing date of the Qualified Financing.

3. Repayment.

(a)	If no Qualified Financing or Change of Control has occurred prior to the Maturity Date, the Outstanding Amount, if any, will be repaid in cash.

(b)	In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, the Outstanding Amount of this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Anniversary Date at the election of the Maker and without the prior written consent of the Holder.

4. Events of Default. This Note shall become immediately due and payable without notice or demand (but subject to the conversion rights set forth herein) upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing; or

(d) termination of the Collaboration Agreement by Maker without cause, or by the Holder (or its assignee or successor under the Collaboration Agreement) by reason of breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

5. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on anyone occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker and every endorser of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if to Holder:	Biogen Idec MA Inc. 14 Cambridge Center Cambridge, MA 02142 Attn: Chief Financial Officer

With a copy to:	Biogen Idec Inc. 133 Boston Post Road Weston, MA 02493 Attn: Chief Legal Officer

If to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, CA 92121 Facsimile: 858-202-6363 Attention: President and CEO

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Facsimile: 858-550-6420 Attention: Thomas A. Coll, Esq.

(e) The Holder agrees that no director or officer of the Maker shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker and the Holder.

(g) Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a member or stockholder of the Maker.

(h) All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

MAKER:

REGULUS THERAPEUTICS INC.

By:

Its: